                                     FILED PURSUANT TO RULE 424(b)(3) AND (c)
                                                        FILE NUMBER 333-44129



             PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED JANUARY 29, 1998

                                  6,044,404 SHARES

                        NETSCAPE COMMUNICATIONS CORPORATION

                                    COMMON STOCK

                              ------------------------

     This Prospectus Supplement (the "Prospectus Supplement") supplements the Prospectus dated January 29, 1998 (the "Prospectus") of Netscape Communications Corporation ("Netscape" or the "Company") relating to the public offering (which is not being underwritten) and sale of up to 6,044,404 shares of Common Stock, par value $0.0001 per share (the "Shares"), of the Company, which may be offered and sold from time to time by certain stockholders of the Company or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer (the "Selling Stockholders"). The Company will receive no part of the proceeds of such sales. All of the Shares were originally issued by the Company in connection with the Company's acquisition of KIVA Software Corporation, a California corporation ("KIVA"), by and through a merger of a wholly-owned subsidiary of Netscape, Knife Acquisition Corporation, with and into KIVA. This Prospectus Supplement should be read in conjunction with the Prospectus and this Prospectus Supplement is qualified by reference to the Prospectus, except to the extent that the information herein contained supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Supplement and not otherwise defined herein have the meanings specified in the Prospectus.

                              ------------------------







                 THE DATE OF THIS PROSPECTUS SUPPLEMENT IS MAY 5, 1998

                                SELLING STOCKHOLDERS

     The Selling Stockholders table is hereby amended (as amended, the "Amended Table") to include additional information and Footnote (6) to such table (the "Amended Footnote") is hereby amended to identify additional distributees of the shares held by Norwest Venture Partners VI, LP, that were not identified in the Prospectus. The stockholders identified in the Amended Footnote may receive shares of Common Stock through partnership distributions subsequent to the date of this Prospectus Supplement. Additionally, Footnotes (13) and (14) (the "New Footnotes") are added to the Table to identify individuals who have received shares of the Company's Common Stock pursuant to a gift. Except as set forth in this Prospectus Supplement with respect to the Amended Table (including all the footnotes), there is no change to the section entitled "Selling Stockholders" in the Prospectus. The Company may amend or supplement the Prospectus and this Prospectus Supplement from time to time to update the disclosure set forth therein and herein.

     The following Amended Table sets forth, as of the date of this Prospectus Supplement, the name of each of the Selling Stockholders, the number of Shares that each such Selling Stockholder owns as of such date, the number of Shares owned by each Selling Stockholder that may be offered for sale from time to time by the Prospectus and this Prospectus Supplement, and the number and percentage of Shares to be held by each such Selling Stockholder assuming the sale of all of the Shares offered hereby. Except as indicated, as of the date of the Prospectus Supplement, none of the Selling Stockholders has held any position or office or had a material relationship with the Company or any of its affiliates within the past three years other than as a result of the ownership of the Company's Common Stock.

                                                                                                    SHARES BENEFICIALLY OWNED AFTER
                                                              SHARES          SHARES WHICH MAY BE          OFFERING(1)(2)(3)
                                                           BENEFICIALLY         SOLD PURSUANT TO    -------------------------------
            SELLING STOCKHOLDER                              OWNED(1)          THIS PROSPECTUS(2)      NUMBER            PERCENT
----------------------------------------------             ------------       -------------------     ---------         ---------
Keng S. Lim & Maria R. Lim                                  1,679,919               1,511,927             --                --

Greylock Equity Limited                                       922,822                 830,540             --                --
Partnership (4)(14)

WPG Enterprise Fund II L.P.                                   507,806                 457,025             --                --

Weiss, Peck & Greer Venture Associates III, LP                422,241                 380,017             --                --

Trinity Ventures V LP (5)                                     326,936                 294,242             --                --

Alexander Glass                                               241,062                 216,956             --                --

Norwest Equity Partners VI (6)                                207,625                 186,863             --                --

Insik Rhee                                                    196,999                 179,332             --                --

Stephen Yen                                                   196,999                 179,332             --                --

Discovery Ventures II, LLC (7)                                217,713                 195,943             --                --

Sippl Macdonald Ventures I, L.P. (8)                          119,898                 107,908             --                --

Bob Chamberlain                                                58,224                  52,402             --                --

Amal Johnson                                                   30,624                  27,562             --                --

Trinity Ventures Side-by-Side Fund, L.P. (9)                   19,105                  17,195             --                --

                                                                                                    SHARES BENEFICIALLY OWNED AFTER
                                                              SHARES          SHARES WHICH MAY BE          OFFERING(1)(2)(3)
                                                           BENEFICIALLY         SOLD PURSUANT TO    -------------------------------
            SELLING STOCKHOLDER                              OWNED(1)          THIS PROSPECTUS(2)      NUMBER            PERCENT
----------------------------------------------             ------------       -------------------     ---------         ---------
Katherine K. Spencer                                           18,060                  16,254             --                --

Saumitra Das                                                   21,582                  19,816             --                --

Ron DeHoff                                                     14,920                  13,590             --                --

Shipway Investment Company                                     12,490                  11,241             --                --

Michael Lawrence                                               12,130                  10,917             --                --

F&W Investments 1996 - II (10)                                 11,914(11)              10,723(11)         --                --

Lighthouse Capital Partners                                     9,872                   8,885             --                --

Lee-Yi Hsiang Su                                                8,377                   7,539             --                --

Phil Van Etten                                                  7,974                   7,177             --                --

Devine & Vernig, Inc.                                           7,794                   7,015             --                --

Deborah Taweel                                                  7,224                   6,502             --                --

Sharmila Shahani                                                7,789                   7,209             --                --

Piper Jaffray Inc.                                              5,767                   5,190             --                --

Amos Barzilay                                                   5,418                   4,876             --                --

High Tech Ventures(13)                                          5,418                   4,876             --                --

Maneesh Dhir                                                    8,142                   7,633             --                --

Jim Healy                                                       6,584                   6,086             --                --

Morgan Hua                                                      5,937                   5,472             --                --

GC&H Investments                                                3,817                   3,435             --                --

Lighthouse Capital Partners, LLP                                3,817                   3,435             --                --

Maria Mercedes Dy                                               4,978                   4,529             --                --

Robert C Bolt                                                   2,883                   2,595             --                --

Ann Peden                                                       2,481                   2,233             --                --

Geroge W. Rife and Michelle C. Rife, as                         2,345                   2,111             --                --
Trustees of the Rife Family Trust

Jeff Diller                                                     2,543                   2,352             --                --

Rory Ward                                                       3,049                   2,858             --                --

Jeremy Brown                                                    2,448                   2,270             --                --

Tejkumra Arora                                                  3,132                   2,960             --                --

TSI International (12)                                          1,153                   1,038             --                --

Vishi Natarajan                                                 1,264                   1,181             --                --

Saifu Angto                                                     1,260                   1,183             --                --

Marshall Smith, III                                               692                     623             --                --

Reef Shafer                                                     1,034                     974             --                --

                                                                                                    SHARES BENEFICIALLY OWNED AFTER
                                                              SHARES          SHARES WHICH MAY BE          OFFERING(1)(2)(3)
                                                           BENEFICIALLY         SOLD PURSUANT TO    -------------------------------
            SELLING STOCKHOLDER                              OWNED(1)          THIS PROSPECTUS(2)      NUMBER            PERCENT
----------------------------------------------             ------------       -------------------     ---------         ---------

Derrick DeMotta                                                   465                     419             --                --

Joanne C. Knight                                                  461                     415             --                --

Chris Bogart                                                      867                     839             --                --


___________________

(1) The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of the date of the filing of the Registration Statement through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.

(2) Does not include an aggregate of 530,366 shares of Common Stock beneficially owned by the Selling Stockholders that have been deposited in escrow funds pursuant to the Reorganization Agreement in accordance with certain obligations of the Selling Stockholders thereunder (the "Escrowed Shares"). The Escrowed Shares will be available to compensate the Company for certain losses (the "Losses") incurred by it as a result of breaches by KIVA of various provisions in the Reorganization Agreement. The remaining Escrowed Shares, if any, after satisfaction of any claims by the Company against KIVA relating to Losses will be released from the escrow funds on December 1, 1998. The Escrowed Shares have been included in the total number of shares registered by this Registration Statement, but they are not included in this column of the table. An amended prospectus will be filed to reflect any change in the number of shares that the individual Selling Stockholders may offer as a result of the release of the Escrowed Shares.

(3) Assumes the sale of all Shares offered hereby, including the Escrowed Shares, if any.

(4) Subsequent to the date of the Prospectus, the shares held by Greylock Equity Limited Partnership may be distributed to Henry F. McCance, McCance Family Limited Partnership, Howard E. Cox, Jr., David N. Strohm, William W. Helman, William S. Kaiser, Roger L. Evans, Mary H. Murphy, Barbara P. Murray, Oneonta Properties, Sherman Fairchild Foundation, Inc., Helen C. Alexander, Emory A. Hamilton, John D. Alexander, Jr., Caroline R. Alexander, Henrietta A. George, Dorothy A. Matz, Thomas W. Keesee, Jr., Ashbourne Partners III Limited Partnership, Henry H. Corning, Key Trust Company of Ohio, N.A., Theodore T. Jones and Latham W. Murfey, III, Trustees of Trust f/b/o Alison C. Jones u/a established by Edith W. Corning dtd 7/25/46 as amended, Key Trust Company of Ohio, N.A., Edson Spencer, Jr. David Warshawsky, Trustees of Trust f/b/o Samuel D. Long u/a established by Edith W. Corning dtd 7/25/46 as amended, Key Trust Company of Ohio, N.A., Edson Spencer, Jr. David Warshawsky, Trustees of Trust f/b/o Maud-Alison Long u/a established by Edith W. Corning dtd 7/25/46 as amended, Key Trust Company of Ohio, N.A., Edson Spencer, Jr. David Warshawsky, Trustees of Trust f/b/o Henry H. Corning u/a established by Edith W. Corning dtd 7/25/46 as amended, Dartmouth College, Field Venture Partners, Gothic Corporation, Poduska Family Limited Partnership TLP, Michael J. Birck, Robert E. Cook, The Charles O. Rossotti and Barbara M. Rossotti Qualified

     Trust, Gabriel Schmergel, Thomas H. Bruggere, John W. Brown Trust, Grossman Family Partnership or its nominee Saturn & Co., Peter Preuss, William C. O'Neil, Jr., Curt A. Rawley, William J. Warner, John M. Connolly, Mone Anathan, III, Samuel J. Gerson, Ronald J. Friedsam, David C. Mahoney, Tadeusz Witkowicz, James A. Perakis, Joshua Boger, Malcolm L. Gefter, Dirk
     I. Gates, Safi U. Qureshey, Trustee of Safi U. Qureshey Family Trust dtd 5/21/84, Goel Family Partnership, William M. Gibson, Alexander V. d'Arbeloff, Irwin F. Smith, Donald K. Miller, Robert A. Lawrence, Hill and Company, Neil L. Thompson, Amos B. Hostetter, Frechette Fund, Inc., PCW Fund, Inc., Scaup & Co., Edward H. Ladd, Trustee u/a/d 12/15/78 or its nominee, Freya Fanning & Co., M-C Partners I Limited Partnership or its nominees, A. A. Welsh & Co. and Atwell & Co., Massachusetts Institute of Technology, Fleet National Bank, Trustee of Orchard Trust u/a/d 5/1/73, Phemus Corporation, John Lillard Family Limited Partnership, Lillard Partners, Louis F. Polk, Jr., Trustee of Louis F. Polk, Sr. Rev. Trust dtd 1/22/69, Paula P. Lillard, Trustee of Louis F. Polk, Sr. Rev Trust dtd 1/22/69, Louis F. Polk, Jr., Polk Family Partnership, Board of Trustees of Leland Stanford Junior University, Standish Ventures III Limited Partnership, L. Thorne Trust u/a 9/29/65, Edwin Thorne Sole Trustee, Edwin Thorne, Gordon G. Thorne, Brinkley S. Thorne, Peter A. Thorne, Wink Thorne, Jennifer Hislop, Benjamin Thorne, Brooks Walker, Jr. Trustee of M.K. Walker Trust dtd 9/1/89, Brooks Walker, Jr., Wellington S. Henderson, Trustee of Welling S. Henderson, Jr. Revocable Trust dtd 3/9/93, Harriett W. Henderson Trust u/a/d 8/14/73 fbo Charles C. Henderson, Joanne Miller, Trustee of Walker Trust dtd 12/24/74, Harriett W. Henderson Trust u/a/d 8/14/73 fbo James A. Henderson, Harriett W. Henderson Trust u/a/d 8/14/73 fbo Joan H. Henderson, Harriett W. Henderson Trust u/a/d 8/14/73 fbo Elena D. Henderson, Harriett W. Henderson Trust u/a/d 8/14/73 fbo Mark W. Henderson, Ann M. Hatch Revocable Trust No. 2, Ann M. Hatch ACF Francis Timothy Hatch u/ca/utma, David Ayer, Susanna B. Place, Trustee SMBP Trust u/a/d 2/28/85, Essex Equity Limited Partnership V, Frederick H. Bruenner, David E. Place, Richard M. Place, Daniel S. Gregory and Richard N. Hoehn, Trustees, U/I Place/ Greylock Trust dtd 12/27/78, William Elfers, Roger L. Evans, Trustee of Roger and Jacqueline Evans Family Trust u/a/d 3/8/89, Stephen Bochner, Trustee Evans Children's Trust u/a 12/20/93, Bradford C. Koenig, Trustee u/i/d 2/2/94 Helman Children's Trust fbo Beatrice Page Helman, Bradford C. Koenig, Trustee u/i/d 2/2/94 Helman Children's Trust fbo William Wilson Helman V, Robert N. Shapiro, Trustee of Robert P. Henderson 1994 Irrevocable Trust dtd 1/19/94, Charles and Angela Waite, Allison J. McCance, Thomas McCance, Jr. and Keith Jennings, Trustees u/a/d 11/16/76 f/b/o Ellen L. McCance, Elizabeth F. McCance, Henry F. McCance, Allison J. McCance and Keith S. Jennings u/I dtd 12/22/93 Trustees of McCance Family Trust f/b/o Ellen Lee McCance, Henry F. McCance, Allison J. McCance and Keith S. Jennings u/I dtd 12/22/93 Trustees of McCance Family Trust f/b/o Elizabeth Ferguson McCance, Thomas J. Watson, III, Daniel Moseley, Trustee u/a Blodgett 1989 Family Trust, Miriam A. Gilpatric, John B. Jessup, Trustee of Julia Thorne Trust dtd 9/29/65, and Yale University.

(5) Subsequent to the date of the Prospectus, the shares held by Trinity Ventures V, L.P. may be distributed to The Fremont Group, Crescent International Holdings Limited, Montgomery Ward & Co., Inc. Retirement and Savings Plans Trust, Bradley Holdings, Ltd., Miami Corp, Big Trees Partners, Montgomery Ward Life Insurance Company, Capital Asia International Limited, Carrara Venture Fund, Ltd., Arthur A. Ciocca Living Trust VTD 9/25/97, CI Venture Caital Itochu Corporation, Hallco, Inc., W.W. Henry Living Trust, Hitachi, Ltd., Suwannukul Family Trust, The Bank of Tokyo, Ltd., Ohawine Trust, Thanksgiving Foundation, W. Andrew Beckstoffer, Donald Chase Doolittle, Rod & Connie Georgiu, Edith R. Stern Trust 7/6/53, Peter W. Stott, The Sutro Group, Frnak Rees, Trustee Rees Family Trust UTD 5/30/92, Pente Venture Trust, Cameron Trust, Brian Aspland, Michael E. & Yvonne B. Deggelman, Community Property, Herbert M. Dwight, Jr., Trustee UTD 5/12/74, Richard N. Frank Living Trust Dated 1/21/88, Kevin E. Grant, Douglas J. Herst, Co-Trustee Herst Family Revocable Trust UTD 10/20/93, The Claude C. Laval, III, and Betty Lou Laval Family Trust UTD 3/20/92, Claude
     C. Laval, III, and Betty Lou Laval, Trustees, Paul G. Lego, Harold Naparst, John A. O'Donnell IRA Rollover, Quinn Family Trust, A. Horton Shapiro & Elizabeth Shapiro Trustees, Shapiro Family Revocable Trust UTD 1/12/95, George O. Sheldon Trustee U/D/T dated 8/10/94, James Simpson, Maurice Werdegar, Wayne L. Earl & Judith V. Earl, Trustees The Wayne L. and Judith
     V. Earl Trust

     UTD 7/31/79, and the Woodside Electronics Corp. Pension and Profit Sharing Trust.

(6) Subsequent to the date of the Prospectus, the shares held by Norwest Venture Partners VI, LP may be distributed to Itasca VC partners VI, Norwest Limited, Inc., Daniel Haggerty, John E. Lindahl, John P. Whaley, Promod Haque, Charles Lannin, Erik Torgerson, George Still, Jr., and
     John L. Thomson, Norwest Limited, Inc., Itasca VC Partners VI, LLP, Daniel J. Haggerty, Haggerty Family L.P., George J. Still, Jr., Still Family Partners, Promod Haque, Haque Family Partners, Ernest C. Parizeau, John E. Lindahl, John L. Thomson, Charles B. Lannin, Lannin Family L.P., Erik M. Torgerson, Kevin G. Hall, Kevin Hall Family Partners, Blair J. Whitaker, John P. Whaley, Whaley Family L.P.

(7) Subsequent to the date of the Prospectus, the shares held by Discovery Ventures II LLC may be distributed to Mr. Arnold N. Silverman, Mr. Gerald
     C. Down, Mr. Albert A. Eisenstat, Eisensat Family Trust U/T/D April 30, 1986, Mr. Bernard Goldstein, Lisa Ann Sobrato 1987 Revocable Trust, Oster Family Revocable Trust dated October 5, 1976, Sheri Jean Sobrato 1987 Revocable Trust, Sobrato 1979 Revocable Trust, Silverman Family Trust dated June 22, 1988, and the Zaffaroni Revocable Trust UTD 1/24/86, as amended.

(8) Subsequent to the date of the Prospectus, the shares held by Sippl MacDonald Ventures I, L.P. may be distributed to The Baxter Family Trust Nicholas Baxter, Trustee, Cristina M. Morgan, Richard C. Blass, Bundy Associates, Carroll Ventures, Richard J. Cote, deBeneditti Family Trust John L. deBenedetti, Trustee, Larry M. DeDonato, Richard L. Gerould, Linda Grais, Mark D. Hanson, Roy V. Harrington, Tommy Hawkins, Steve Hill, Richard Holcomb, PENSCO Pension Services, Inc. fbo George H. Hohnsbeen, Margaret H. Kavalaris, Robert J. MacDonald, Jacqueline A. MacDonald, William E. Morton, The Glenn C. Myers Family Trust Glenn C. Myers, Trustee, Paul Pringle, Kenneth A. Putney, Scott Putney, Elizabeth G. Salmon,
     Roger J. Sippl, The Laura King Sobell Revocable Trust, UTA 2/24/87, Laura Sobell Trustee, Steven R. Sommer, and E. Scott Swimley.

(9) Subsequent to the date of the Prospectus, the shares held by Trinity Side-by-Side Fund, L.P. may be distributed to Fremont TVL V Parnters, L.P., Lederer-Orr Family Turst UTD June 6, 1997, Shennan Family Partnership I, The Fenton Family 1994 Trust, The Nierendberg Family 1993 Living Trust, Tod
     H. Francis, Judith B. Boyd, Michele A. Valentine, and Augustus O. Tai.

(10) Subsequent to the date of the Prospectus, the shares held by F&W Investment 1996-II may be distributed to Frederick R. Chilton, Jr., Jacqueline A. Daunt, Gordon K. Davidson, Dennis R. DeBroeck, William A. Fenwick, John C. Fox, James C. Garahan, Roger M. Golden , Fred M. Greguras, Joel D. Kellman, Barry J. Kramer, Edwin N. Lowe, Kenneth A. Linhares, I. Joel Riff, Paul H. Roskoph, Laird H. Simons, III, David W. Slaby, Albert C. Smith, Mark C. Stevens, Patricia Nicely Kopf, Scott P. Spector, and Edward J. Radlo.

(11) Includes shares held by F&W Investments 1996.

(12) Subsequent to the date of the Prospectus, the shares held by TSI International may be distributed to Alan Shapiro.

(13) Includes a gift of 2,926 shares from High Tech Ventures to David Takacs.

(14) Includes a gift of 7,l66 shares from William Helman, as distributee of shares of common stock held by Greylock Equity Limited Partnership (See footnote 4), to Buckingham Browne & Nichols School.